-21-
                                                    Exhibit 2.1







                   STOCK PURCHASE AGREEMENT

                            between

                     DLC HOLDINGS, INC. a

                    California corporation
                           ("Buyer")

                              and

                         NORTEK, INC.,
                    a Delaware corporation
                          ("Seller")

                          dated as of

                        March 29, 1994
                   STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of the 29th day of March, 1994, by and between DLC Holdings, Inc., a California corporation (the "Buyer") and Nortek, Inc., a Delaware corporation (the "Seller").

                     W I T N E S S E T H:

     WHEREAS, the Seller owns all 1,000 of the shares (the
"Company Shares") of the common stock (the "Common Stock"), par value $1 per share of Dixieline Lumber Company, a Delaware corporation (the "Company"); and

     WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the Company Shares owned by the Seller so that, upon completion of such purchase, the Buyer would own all of the outstanding capital stock of the Company;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller agree as follows:

     1.   PURCHASE AND SALE OF COMPANY SHARES.

          1.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Company Shares for the consideration specified below in this Section 1.

          1.2  Purchase Price.  The Buyer agrees:

               (a) to pay to the Seller, within 24 hours of the Closing, $18,780,000, by wire transfer of immediately available federal funds, in accordance with written wire instructions delivered by Seller, and

               (b) to issue and deliver to the Seller, at the Closing, 6,000 shares of its Preferred Stock (the "Preferred
Stock"), having rights, powers and privileges acceptable to the Seller (the "Preferred Stock Terms").

     The above consideration is hereinafter referred to collectively as the "Purchase Price".

     As of the Closing Date, all net intercompany liabilities between the Seller and the Company shall be deemed to be a capital contribution and satisfied (if the Seller holds a net receivable from the Company) or shall be deemed a dividend by the Company to the Seller and satisfied (if the Company holds a net receivable from the Seller).

         1.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the headquarters of the Company, commencing at 9:00 a.m. local time on the date hereof, or at such other time and place as the Buyer and Seller mutually agree upon (the "Closing Date").

          1.4 Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 5 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 6 below, and
(iii) the Seller will deliver to the Buyer a stock certificate representing all of the Company Shares, endorsed in blank or accompanied by a duly executed assignment document.

     2.   REPRESENTATIONS AND WARRANTIES OF THE SELLER
CONCERNING THE TRANSACTION. The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement.

         2.1 Authorization. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms.

         2.2 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

          2.3 Broker's Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

          2.4 Company Shares. The Seller holds of record and owns beneficially the Company Shares, free and clear of any restrictions on transfer (other than customary restrictions to comply with federal and state securities laws), claims, taxes, liens, options or other demands or liabilities. The Company Shares represent all of the issued and outstanding shares of capital stock of the Company and no other shares of capital stock of the Company of any class are issued and outstanding. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting of any capital stock of the Company. After delivery to the Buyer at the Closing, the Buyer will hold of record and beneficially the Company Shares, free and clear of any restrictions on transfer (other than customary restrictions to comply with federal and state securities laws), claims, taxes, liens, options or other demands or liabilities.

               2.5  Investment Intent.  The Seller is
purchasing the Preferred Stock for Seller's own account without a view to any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). The Seller has been informed and understands that the Preferred Stock has not been registered pursuant to the provisions of
Section 5 of the Securities Act and must be held indefinitely unless such Preferred Stock is subsequently registered under the provisions of the Securities Act or an exemption from such registration is available. The Seller has been furnished with, or has had access to, all information concerning the Buyer as the Seller has deemed necessary or appropriate in order to enable the Seller to make an informed investment decision with respect to the acquisition of the Preferred Stock; provided, however, that such representation by the Seller does not in any way limit or modify the representations and warranties of the Buyer contained in Section 4 or the right of the Seller to rely thereon. The Seller has such knowledge and experience in financial matters that the Seller is capable of evaluating the merits and risks of the Seller's investment in the Preferred Stock. The Seller's financial condition is such that the Seller is able to bear all economic risks of investment in the Preferred Stock. The Seller is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act. The Seller understands and agrees that the Preferred Stock shall bear a customary Securities Act legend restricting the transfer thereof.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE COMPANY. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. As used in these representations and warranties, "to Seller's knowledge" or similar phrase means the actual knowledge of Richard L. Bready, Almon C. Hall, Richard J. Harris or Kevin W. Donnelly, each without independent investigation.

          3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted (retail home center stores, wholesale lumberyards, truss manufacturing yard) and to own or lease and to operate its properties. As currently operated, the Company is not required to be (and is not) qualified as a foreign corporation in any jurisdiction, except where the failure to be so qualified would not have a material adverse effect upon the Company's assets, business or financial condition. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company. Attached hereto as Exhibits A and B, respectively, are true, correct and complete copies of the charter and by-laws of the Company (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, the stock certificate books, and the stock record books of the Company are correct and complete.

          3.2 Capitalization. The entire authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable,
and are held of record by the Seller.   Except as contemplated
by this Agreement, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.

          3.3 Dixieline Builders Fund Control, Inc. The Company is the legal and beneficial owner all of the outstanding capital stock of Dixieline Builders Fund Control, Inc. ("DBFC"). DBFC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties. As currently operated, DBFC is duly qualified, licensed and in good standing as a foreign corporation in all jurisdictions in which DBFC owns or leases real property or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect upon DBFC's assets, business or financial condition. All of the shares of common stock of DBFC owned by the Company are fully paid and non-assessable and are owned of record and beneficially by the Company. No subscriptions, agreements, options, warrants, call or put rights of any kind to purchase or otherwise acquire, and no securities convertible into, capital stock of DBFC are outstanding. The Company has good and valid title to all shares of DBFC's capital stock owned by it, free and clear of any lien, security interest or other encumbrance or restriction on transfer. Section 3.3 of the Disclosure Schedule lists DBFC's directors and officers. The original certificate representing all of the Company's shares of capital stock of DBFC has been lost or destroyed and cannot be found by the Seller after diligent search (but has not been delivered, transferred, assigned, endorsed, hypothecated or in any way alienated by the
Company). Attached hereto as Exhibits C and D, respectively, are true, correct and complete copies of the charter and by-laws of DBFC (as amended to date).

        3.4 Governmental Consent. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority must be obtained or satisfied by Seller for the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby.

        3.5 Insurance. Fire, liability and other forms of insurance applicable to the Company's business are currently provided by policies maintained by the Seller or the Company in such amounts and against such risks as are customarily maintained by companies engaged in similar lines of business. Such policies are in full force and effect and no notice of cancellation or termination, or of increase in premiums, has been received with respect to any such policy. Schedule 3.5 of the Disclosure Schedule contains a complete and accurate list of all such material policies in force on the date of this Agreement. All of such policies are maintained by the Seller and coverage of the Company thereunder will cease as of the Closing Date for occurrences after such date.

          3.6 Taxes. During Seller's ownership of the Company, all necessary state and federal income and franchise tax returns required to be filed in respect of the Company or DBFC have been filed (or the filing deadline properly extended) and the Company, DBFC or the Seller has paid all state and federal income and franchise taxes required to paid in respect of the periods covered by such returns or is contesting such taxes in good faith. To the knowledge of Seller, all other necessary state and federal income and franchise tax returns required to be filed in respect of the Company or of DBFC have been filed (or the filing deadline properly extended) and the Company, DBFC or the Seller has paid all state and federal income and franchise taxes required to be paid in respect of the periods covered by such returns or is contesting such taxes in good faith.

          3.7 No Encumbrances. The Seller has taken no action to transfer or encumber the Company_s machinery or equipment.

    4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The
Buyer represents and warrants to the Seller that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement.

     4.1 Investment Intent. The Buyer is purchasing the Company Shares for Buyer's own account without a view to any distribution thereof in violation of the Securities Act. The Buyer has been informed and understands that none of the Company Shares has been registered pursuant to the provisions of Section 5 of the Securities Act and must be held indefinitely unless such Company Shares are subsequently registered under the provisions of the Securities Act or an exemption from such registration is available. The Buyer has been furnished with, or has had access to, all information concerning the Company as the Buyer has deemed necessary or appropriate in order to enable the Buyer to make an informed investment decision with respect to the acquisition of the Company Shares; provided, however, that such representation by the Buyer does not in any way limit or modify the representations and warranties of the Seller contained in Sections 2 and 3 or the right of the Buyer to rely thereon. The Buyer has such knowledge and experience in financial matters that the Buyer is capable of evaluating the merits and risks of the Buyer's investment in the Shares. The Buyer's financial condition is such that the Buyer is able to bear all economic risks of investment in the Shares. The Buyer is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act. The Buyer understands and agrees that the Company Shares shall bear a customary Securities Act legend restricting the transfer thereof.

          4.2 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties. As currently operated, the Buyer is not required to be qualified as a foreign corporation in any jurisdiction, except where the failure to be qualified would not have a material adverse effect upon the Buyer's assets, business or financial condition. The Buyer is a newly-formed corporation, has carried on no business activities except in connection with the acquisition of the Company, and has no liabilities except those incurred in connection with such acquisition. Section 4.2 of the Disclosure Schedule lists the directors and officers of the Buyer. The Buyer has delivered to the Seller true, correct and complete copies of the charter and by-laws of the Buyer (as amended to date).

          4.3 Capitalization. The entire authorized capital stock of the Buyer is as described in Section 4.3 of the Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Buyer have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and beneficially by the individuals indicated in Section
4.3 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Buyer is a party or which are binding upon the Buyer for the issuance, disposition or acquisition of any of its capital stock. Except as contemplated by this Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Buyer.

    5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     5.1 Opinion of Seller's General Counsel. Kevin W. Donnelly, Vice President and General Counsel of the Seller, shall have delivered to the Buyer a legal opinion, subject to customary qualifications and in form and substance reasonably satisfactory to Buyer and its counsel, to the effect that:

               (a)  The Company is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware.

               (b) The capitalization and ownership of the Company (prior to the consummation of the transactions contemplated hereby) is as set forth in this Agreement.

               (c) This Agreement has been duly executed and delivered by the Seller and constitutes its legal, valid, binding and enforceable obligation.

          5.2 Financing. The Buyer shall have received financing for the transactions contemplated by this Agreement, and for the operation of the Company's business, on terms and conditions satisfactory to the Buyer.

          5.3 Resignations of Board Members and Certain Officers. The Buyer shall have received the resignations, effective as of the Closing Date, of Richard L. Bready and Richard J. Harris as directors and officers of the Company and DBFC and of Kevin W. Donnelly as an officer of the Company and DBFC.

    6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          6.1 Establishment and Issuance of Preferred Stock. The Buyer shall have duly and properly amended its charter to establish the Preferred Stock having the Preferred Stock Terms (and shall have provided satisfactory evidence thereof to the Seller) and shall have duly authorized the issuance thereof to the Seller.

          6.2 Custody Agreement and Irrevocable Proxy; Key-Man Life Insurance. William S. Cowling, II ("Cowling") shall have executed and delivered to the Seller a Custody Agreement and Irrevocable Proxy (the "Custody Agreement") in a form satisfactory to Seller. The Buyer shall have provided the Seller the key-man life insurance on Cowling required by the Preferred Stock Terms.

          6.3 Closing Certificate. Cowling and Hamid Daudani, as officers of the Company, shall have confirmed in writing to the Seller, to their actual knowledge without independent investigation, the truthfulness of the Seller's representations and warranties contained in Seller's letter to Greyhound Financial Capital Corporation.

          6.4 Opinion of Buyer's Counsel. Buyer's counsel shall have delivered to the Seller a legal opinion, subject to customary qualifications and in form and substance reasonably satisfactory to Seller and its counsel, to the effect that:

               (a) This Agreement has been duly executed and delivered by Cowling and the Buyer and constitutes his and its legal, valid, binding and enforceable obligation.

               (b) The Preferred Stock Terms have been duly and properly adopted by the Buyer and duly and properly filed with the California Secretary of State and the Preferred Stock has been duly and properly issued to the Seller by the Buyer.

               (c)  The Custody Agreement has been duly
executed and delivered by Cowling and constitutes his legal, valid, binding and enforceable obligation.

          6.5 Replacement of DBFC Escrow Licensee Bond. Buyer shall have replaced DBFC's escrow licensee bond, currently issued by The Hartford Fire Insurance Company and on which the Seller is contingently liable, or shall otherwise relieve the Seller of all liability, contingent or otherwise, with respect thereto.

     7.   OTHER COVENANTS AND AGREEMENTS.

          7.1  Tax Matters.

               (a) Federal and California Income Taxes. The applicable income, deductions and credits with respect to the Company and DBFC for the period beginning on January 1, 1994 and ending on the Closing Date will be included in the consolidated federal income tax return of the affiliated group having the Seller as its common parent and will be included in the California unitary franchise tax return of the Seller. The Seller shall be solely responsible for, and shall indemnify and hold harmless the Buyer, the Company and DBFC with respect to, all federal or California income and franchise taxes, and any interest, penalty or additional amounts, with respect to any taxable period of the Company and DBFC ending on or before the Closing Date. The Buyer shall be responsible for, and shall indemnify and hold harmless the Seller with respect to, all such taxes for periods commencing after the Closing Date. The Seller shall be entitled to all refunds of federal or California income or franchise taxes accruing to the Company or DBFC with respect to any taxable periods ending on or before the Closing Date.

               (b)  Certain Contest Rights.  The Buyer will
promptly inform the Seller as to the commencement of any audit or proceeding with respect to the federal or California income or franchise tax liability of the Company or DBFC for periods ending on or prior to the Closing Date of which Buyer becomes aware. The parties will reasonably cooperate with each other with respect to such proceedings, taking into account, among other things, the relevant provisions of this Section 7.1. The Seller will reimburse the Buyer for all out-of-pocket expenses reasonably incurred by the Buyer in connection with its cooperation.

               (c)  Other Taxes.  Except as provided in
paragraph (a) above, the Buyer shall be solely responsible for, and shall indemnify and hold harmless the Seller with respect to, all taxes, fees, duties or similar charges, including, but not limited to, gross income, gross receipts, sales, use, ad valorem, payroll, employment or real or personal property taxes and any interest, penalties or additional amounts with respect thereto imposed by any taxing authority with respect to the Company or DBFC, including, without limitation, all transfer, sales, use and other non-income taxes arising in connection with the consummation of the transactions contemplated hereby, but excluding any income or franchise taxes imposed on the Seller as a result of any gain of the Seller upon the sale of the Company.

               (d)  Termination of Prior Tax Sharing
Agreements. Effective as of the Closing Date, all tax sharing agreements, whether or not written, to which the Seller and the Company are parties shall be terminated and the provisions of this Section 7.1 shall thereafter govern the obligations of the Seller and the Company with respect to tax matters. The foregoing provision and the other provisions of this Section
7.1 are not intended to reverse any prior tax payments made by the Company to the Seller.

               (e) Cooperation. The Buyer shall deliver to the Seller, in a timely manner, such information and data as the Seller shall reasonably request, including such information required by the Seller's customary tax and accounting questionnaires, in order to enable the Seller to fulfill its obligations under this Section 7.1.

               (f) Section 338(h)(10) Election. In order to treat the sale of the Company hereunder as an asset sale for tax purposes, the Seller and the Buyer agree that they shall take all action necessary to join in making a timely election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (and any other relevant Section or related regulation) and any similar state law provision in respect of the purchase of the Company Shares. The Buyer shall pay all transfer taxes, sales taxes and use taxes, if any, resulting from the sale of the Company or such election.

               (g) Allocation. The Buyer and the Seller shall calculate gain, loss and basis for federal and state tax purposes with reference to, and consistent with, the allocation attached hereto as Schedule 7.1(g).

               (h) Exclusivity. This Section 7.1 shall be the sole provision governing tax matters and indemnities therefor under this Agreement.

          7.2 Preservation of Books and Records. The Buyer and the Seller each agree that, unless otherwise consented to in writing by the other party, neither the Buyer nor the Seller will, for a period of ten (10) years following the Closing Date, destroy or otherwise dispose of any of the books or records relating to the Company without first offering to surrender such books and records or any portion thereof which such party may intend to destroy or dispose of to the other party. In connection therewith, the Buyer and the Seller further agree to allow the other party's representatives, attorneys, and accountants, at the user's own expense, access to such books and records upon reasonable notice and during normal business hours for the purpose of examination and copying to the extent reasonably required in connection with litigation, the preparation of any required tax returns or other filings or in connection with any tax procedure, any obligation or duty hereunder, or compliance with any legal duty or obligation.

          7.3 Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses. Without limiting the foregoing, the Buyer and the Seller shall each pay the costs which it or they has incurred in retaining any broker or finder in connection with this transaction.

          7.4 Compliance With Preferred Stock Terms. For so long as the Preferred Stock remains outstanding, the Buyer shall cause the Company to comply with all of the terms and provisions of the Preferred Stock Terms.

          7.5 Claims Under Seller Insurance Policies. The Company has been covered for certain periods under insurance policies maintained by the Seller and covering the Seller and all of its subsidiaries. Coverage under these policies will cease for occurrences after the Closing Date. The Seller will allow the Buyer to continue to be covered by the Seller's insurance policies for pre-Closing occurrences related to the Company on the condition that the Buyer reimburse the Seller for all charges to Seller after the Closing Date in connection with claims under such policies (including, without limitation, all retained or deductible amounts, legal fees, premium tax payments and claim administration fees), to the extent not already paid by the Company. Accordingly, the Buyer shall, promptly after receipt of notice and supporting documentation (and in any event within 30 days), reimburse the Seller for all such amounts charged to Seller after the Closing Date. The Seller will allow the Buyer to participate in the settlement of any claims under such policies and to control exclusively the settlement of any matters within the deductible limit of any such policy. Any money recovered by Seller regarding the Hargreaves litigation shall be paid to the Company.

          7.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties hereto contained in this Agreement shall survive the Closing and, except as otherwise provided, remain in full force and effect forever. The representation and warranty of the Seller contained in Section 3.6 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted in writing prior to the expiration of the applicable tax statute of limitations. All of the other representations and warranties of the Seller contained in Sections 2 and 3 (other than Sections 2.4, 3.2 and 3.3) shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted in writing within 2 years of the Closing Date. All of the representations and warranties of the Buyer contained in Section 4 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted in writing within 2 years of the Closing Date.

          7.7 Further Assurances. The Seller and the Buyer shall execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

          7.8 Satisfaction of Conditions Precedent. The Seller and the Buyer will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this
Section 7.8 shall obligate any party hereto to waive any right or condition under this Agreement.

          7.9 Public Statements or Releases. The parties hereto each agree that prior to the Closing neither the Company nor any party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of the transactions provided for herein, without first obtaining the consent of the other parties hereto. Nothing contained in this Section 7.9 shall prevent the Seller from making such public announcements as the Seller may consider necessary in order to satisfy its legal or contractual obligations.

          7.10 Non-Competition Covenant. The Seller hereby covenants and agrees that the Seller and its subsidiaries will not, at any time within 5 years after the Closing Date, directly or through a subsidiary or affiliate, enter into or engage in the business of operating one or more retail home center stores, wholesale lumberyards or truss manufacturing yards in San Diego County California. The foregoing covenant shall terminate upon the occurrence of any payment default on the Preferred Stock which is not cured within the applicable cure period (except in the case of a payment default caused by the Seller's breach of this covenant). The parties hereto agree that the duration and geographic scope of this non-competition provision are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto agree that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this noncompetition provision.

          7.11 Confidentiality. From and after the Closing Date, the Seller shall not use and shall hold in confidence any and all non-public information relating to the Buyer or the Company, except to the extent that the Seller must disclose any such information in order to satisfy its legal or current contractual obligations.

          7.12 Subsequent Sale of the Buyer. If, at any time within 24 months after the Closing Date, the Buyer, or its shareholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate (the "Triggering Event"), a transaction (a "Subsequent Transaction"), which, as announced, or as provided in such letter or agreement or as consummated, provides for or relates to the disposition of a controlling interest in the Buyer, or the sale, transfer or other distribution of assets constituting a majority (measured by fair market value) of the consolidated assets of the Buyer, the Buyer and Cowling jointly and severally agree, upon consummation of the Subsequent Transaction, to pay to the Seller, in cash, securities or other property in the same proportion paid in such transaction, an amount equal to 40% (if the Triggering Event occurs within 12 months of the Closing Date) or 20% (if the Triggering Event occurs on or after 12 months, but within 24 months, from the Closing Date) of the increase in the initial value of Cowling's equity interest in the Buyer as established by the Subsequent Transaction. The foregoing shall not apply to a public offering of the shares of the Buyer.

       7.13 Arbitration. Except to the extent that a party hereto seeks an injunction or other equitable relief, any dispute, controversy or claim arising under this Agreement (including, without limitation, any claim for indemnification or damages for breach of covenants) shall be finally settled under the Rules of the American Arbitration Association for Commercial Arbitration then in force by one or more arbitrators appointed in accordance with said Rules. If the dispute, controversy or claim involves damages of $1,000,000 or more, the arbitration panel shall consist of 3 arbitrators, each of whom has experience in the matter in question. The place of arbitration shall be either San Diego, California (if the arbitration is commenced by the Seller) or Providence, Rhode Island (if the arbitration is commenced by the Buyer or Cowling) and the law applicable to the arbitration procedure shall be determined by referring to the law of the place of arbitration. The arbitrator(s) shall determine the matters in dispute in accordance with the law of the State of California as in force and effect on the date of this Agreement. The parties agree that the award of the arbitrator(s): shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrator(s); that judgment on the award of the arbitrator(s) may be entered in any court in any State of the United States having jurisdiction over and venue with respect to the party against which enforcement of the award is being sought; that it shall be made and shall promptly be payable in United States Dollars free of any tax, deduction or offset; that any costs and attorneys fees incurred by the prevailing party, as determined by the arbitrator(s), incident to the arbitration shall be included as part of the award of the arbitrator(s); and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of any damages incurred for breach or other violation of the contract, and from the date of the award until paid in full, at a rate to be fixed by the arbitrator(s), but in no event less than Bank of America's prime rate.

     8.   INDEMNIFICATION.

          8.1 Indemnification by the Buyer. The Buyer hereby indemnifies and holds harmless the Seller, its subsidiaries and affiliates, and each of their respective officers, directors, employees and agents against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal expenses for investigating or defending any actions or threatened actions) reasonably incurred by any such party in connection with each and all of the following:

              (a)  any breach by the Buyer of its
representations or warranties contained in Section 4 of this Agreement;


               (b) any breach by the Buyer of any covenant, agreement or obligation of the Buyer or the Company contained in this Agreement; and

               (c)  any Company Obligations (as hereinafter
defined).

          As used in this Agreement, "Company Obligations" means all liabilities and obligations of the Company or pertaining to or arising out of the ownership or possession or use or operation of any asset or property of the Company or the operation of the business of the Company, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due, including, but not limited to, all liabilities and obligations of the Company:

               (i)    for transfer, sales, use and other non-
income taxes arising in connection with the consummation of the transactions contemplated hereby;

               (ii)  under the Company's employee benefit
plans;

               (iii)  under all contracts, leases and other
agreements and arrangements entered into by the Company;

               (iv) for products sold or services rendered (including, without limitation, product liability, product warranty liability, and liabilities in respect of credit balances, credit memos and all other amounts due to its sales representatives, dealers and customers);

               (v)  to pay for any products, goods, raw
materials, or services delivered or provided;

               (vi) for making payments or providing benefits of any kind to its employees or former employees (including, without limitation, in connection with any discrimination, harassment, or wrongful termination claim of any employee or former employee);

          (vii)  arising out of litigation, claims,
investigations or proceedings pertaining to its business;

          (viii)  for taxes with respect to any period; and

          (ix) pertaining to its business and arising out of or resulting from noncompliance with any national, regional, or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments or directives, whether legislatively, judicially or administratively promulgated (including, without limitation, any environmental liabilities or obligations whether or not arising out of or resulting from its noncompliance with environmental laws or regulations);

provided, however, that Company Obligations shall not include any obligations for which the Seller has provided indemnity
pursuant to Sections 7.1 or   8.2.

          8.2 Indemnification by the Seller. The Seller hereby indemnifies and holds harmless the Buyer, its subsidiaries and affiliates, and each of their respective officers, directors, employees and agents against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal expenses for investigating or defending any actions or threatened actions) reasonably incurred by any such party, in connection with each and all of the following:

               (a)  any breach by the Seller of any of its
representations or warranties contained in Sections 2 or 3 of this Agreement; and

               (b) any breach by the Seller of any covenant, agreement or obligation of the Seller contained in this Agreement.

          8.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim in writing and, when known, the facts constituting the basis for such claim (provided, however, that failure to promptly give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent he or it is materially prejudiced thereby). In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a thirdparty, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 8.4 of this Agreement.

          8.4 Defense of Indemnifying Party. In connection with any claim giving rise to indemnify hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such actions, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          8.5  Limitations on Indemnification.

               (a) Neither the Buyer nor the Seller shall have any obligation, in the absence of fraud, to indemnify the other party pursuant to Section 8.1(a) or 8.2(a) hereof, respectively, until the indemnified party shall have suffered aggregate losses in excess of $500,000 (after which point the indemnified party shall be entitled to indemnity from the first dollar of loss).

               (b)  All recoveries hereunder shall be
appropriately adjusted for tax benefits and insurance proceeds
(reasonably certain of receipt and utility in each case). All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

               (c)  The Seller shall have no obligation to
indemnify the Buyer or the Company pursuant to Section 8.2 hereof with respect to any material breach by the Seller of any of its representations or warranties contained in Sections 2 or 3 of this Agreement if such breach involves a matter the existence of which, prior to the Closing, is known to Cowling (as regards Sections 2.1, 2.2, 2.3, 3.1, 3.4 and 3.5) or, with reasonable investigation, should have been known to Cowling.

               (d)  The indemnification provisions in this
Section 8 shall be the sole remedy of the parties hereto for any breach of Section 8.1(a) or 8.2(a).

     9.   GENERAL.

          9.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be made by hand delivery, first-class mail (registered or certified, return receipt requested), telecopier, or reputable overnight air courier guaranteeing next day delivery addressed as follows:
          (a)  if to the Seller to:

               Nortek, Inc.
               50 Kennedy Plaza
               Providence, RI  02903
               Attention:  Chairman

    with a copy sent contemporaneously to the Seller's Vice
President and General Counsel;

          (b)  if to the Buyer or Cowling,to:

               Dixieline Lumber Company
               3250 Sports Arena Blvd.
               San Diego, CA  92110
               Attention:  William S. Cowling II
                           and Hamid Daudani

with a copy sent contemporaneously to:

               Emmanuel Savitch, Esq.
               PROCOPIO, CORY, HARGREAVES & SAVITCH
               2100 Union Bank Building
               530 B Street
               San Diego, CA  92101; or

          (c) to such other address as the party receiving such notice shall have properly designated to the other party hereto in writing.

     Each such notice shall be deemed given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by reputable overnight air courier guaranteeing next day delivery.

          9.2 Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

          9.3 Interpretation. This Agreement has been prepared, and negotiations in connection herewith have been carried on, by the joint efforts of the parties hereto and their respective counsel. This Agreement is to be construed fairly and simply and not strictly for or against any of the parties hereto.

          9.4 Governing Law. The validity and construction of this Agreement shall be governed by the internal substantive laws of the State of California.

          9.5  Table of Contents; Sections and Section
Headings. The table of contents hereto, and the headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

          9.6 Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Agreement shall prevent the Buyer or the Company, without the consent of the Seller, from transferring or assigning its rights (but not its obligations) hereunder to its lenders as security.

          9.7 No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and the Buyer, any rights or remedies under or by reason of this Agreement.

          9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.9 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Seller, the Buyer and Cowling.

          9.10 Waiver of Compliance. Any failure of the Seller, on the one hand, or Cowling or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Seller (in respect of failures by Cowling or the Buyer) or the Buyer (in respect of failures by the Seller).

           9.11 Assignment of Certain Rights Under Share Acquisition Agreement. Effective as of the Closing Date, the Seller hereby assigns to the Buyer (without representation or warranty of any kind) all of the Seller's rights to indemnification pursuant to the Share Acquisition Agreement, dated as of October 7, 1985, between the Seller and Weyerhaeuser Company; provided however, to the extent that such rights are not assignable, Seller agrees to exercise such rights for the benefit of Buyer and subject to the control and direction of Buyer; except that the Seller shall retain and not assign any rights under such agreement to seek indemnification in connection with any claim made against the Seller.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.


                              DLC HOLDINGS, INC.
                              By:/s/William S. Cowling, II
Title:  President

                                          NORTEK, INC.
                              By:/s/ Almon C. Hall
                              Title: Vice President Controller


    The undersigned agrees to be bound by the provisions of
Section 7.12.

                              /s/ William S. Cowling, II
William S. Cowling, II

   The undersigned agrees to be jointly and severally liable for all of the Buyer's covenants in Sections 7 and 8.


                              DIXIELINE LUMBER COMPANY
                              By:  /s/ William S. Cowling, II
                                 Title: President
      EXHIBITS AND SCHEDULES TO STOCK PURCHASE AGREEMENT
                  DATED AS OF MARCH 29, 1994
                            BETWEEN
              DLC HOLDINGS, INC. AND NORTEK, INC.
                    OMITTED ARE AS FOLLOWS:

                           EXHIBITS

Exhibit A         Certificate of Incorporation of Dixieline
                  Lumber Company

Exhibit B         Bylaws of Dixieline Lumber Company

Exhibit C         Articles of Incorporation of Dixieline
                  Builders Fund Control, Inc.

Exhibit D         Bylaws of Dixieline Builders Fund Control,
                  Inc.

                           SCHEDULES

Schedule 3.1      Directors and Officers of Dixieline Lumber
                  Company

Schedule 3.3      Directors and Officers of Dixieline Builders
                  Fund Control, Inc.

Schedule 3.5      Insurance Policies

Schedule 4.2      Directors and Officers of DLC Holdings, Inc.

Schedule 4.3      Capitalization and Stock Ownership of DLC
                  Holdings, Inc.

Schedule 7.1(g)   Allocation of Purchase Price

     Pursuant to Section 601(b)(2) of Regulation S-K, the exhibits and schedules listed above have been omitted and registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Commission on request.